Exhibit 10.1

THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND FIRST

SECURED PROMISSORY NOTE AND SECOND CONVERTIBLE PROMISSORY NOTE

This Third Amendment to the Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note dated December 20, 2024 and executed December 31, 2024 and all subsequent amendments and modifications is dated November 30, 2025 between Chial Mountain Ltd. (“Seller”) and Awaysis Belize Ltd. together with its subsidiaries, affiliates, successors, assigns, collectively, (“Purchaser”).

WHEREAS Purchaser and Seller have entered into a binding contract for the purchase of substantially all the Assets of the Seller in the Agreement of Purchase and Sale; and

WHEREAS Purchaser and Seller have agreed to certain amendments to that Agreement of Purchase and Sale and to the First Secured Promissory Note and Second Secured Promissory Note contemplated under the Agreement and to the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note;

NOW, THEREFORE in consideration of the mutual promises contained herein and in the Agreement of Purchase and Sale, the Parties agree as follows:

1.	Section 2(c) of the Agreement for Purchase and Sale as amended by all subsequent amendments and modifications is amended so that the first secured note shall be due upon the first of either x) February 28, 2026 or z) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

2.	The First Secured Promissory Note as amended by all subsequent amendments and modifications shall be amended to reflect the changes made in Section 2(c) of the Agreement for Purchase and Sale and shall now be due upon the first of either 1) February 28, 2026 or ii) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

3.	Section 2(d) of the Agreement for Purchase and Sale as amended by all subsequent amendments and modifications is amended so that the second convertible note shall be due upon the first of either x) February 28, 2026 or z) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

4.	The Second Convertible Promissory Note as amended by all subsequent amendments and modifications shall be amended to reflect the changes made in Section 2(c) of the Agreement for Purchase and Sale and shall now be due upon the first of either i) February 28, 2026 or ii) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

5.	All other terms, conditions, and language not otherwise amended by this Second Amendment to the Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note shall remain in full force and effect including any Security Agreement and any UCC-1 filings.

AGREED TO, SIGNED AND EXECUTED, the undersigned have put into effect this Second Amendment to Agreement of Purchase and Sale as of the effective date written below.

PURCHASER

Awaysis Belize Ltd.

By:	/s/ Andrew Trumbach
Name:	Andrew Trumbach
Title:	CFO

SELLER

Chial Mountain Ltd.

By:	/s/ Michael Singh
Name:	Michael Singh
Title:	CEO